ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

The Blackhawk Fund

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series C Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 11(c) is hereby amended in its entirety as follows:

See Attachment

5. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

6. Officer Signature **(Required)**: X [signature]

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Continuation Page to Certificate of Amendment of Certificate of Designation

"(c) A holder of shares of Series C Preferred Stock shall be entitled to that number of votes on all matters submitted to the shareholders that is equal to the product of (a) the number of shares of Series C Preferred Stock held by such holder, (b) the number of issued and outstanding shares of the Corporation's Common Stock on a Fully-Diluted Basis (as hereinafter defined), as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and (c) 0.0000002, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected.. "**Fully-Diluted Basis**" shall mean that the total number of issued and outstanding shares of the Corporation's Common Stock shall be calculated to include the shares of Common Stock issuable upon exercise and/or conversion of all of the following securities (collectively, "**Common Stock Equivalents**"): all outstanding (a) securities convertible into or exchangeable for Common Stock, whether or not then convertible or exchangeable (collectively, "**Convertible Securities**"), (b) subscriptions, rights, options and warrants to purchase shares of Common Stock, whether or not then exercisable (collectively, "**Options**"), and (c) securities convertible into or exchangeable or exercisable for Options or Convertible Securities and any such underlying Options and/or Convertible Securities."